Exhibit 99.1

PRESS RELEASE

For information contact:

Mike Avara

704-973-7027

mavara@horizonlines.com

HORIZON LINES REPORTS THIRD-QUARTER FINANCIAL RESULTS

Adjusted EBITDA Rises 12.6% on an 8.9% Container Volume Increase from a Year Ago

CHARLOTTE, NC, October 24, 2014 – Horizon Lines, Inc. (OTCQB: HRZL) today reported financial results for the fiscal third quarter ended September 21, 2014.

Financial results are being presented on a continuing operations basis.

Comparison of GAAP and Non-GAAP Results from Continuing Operations	Quarters Ended
(in millions, except per share data)*	9/21/2014	9/22/2013

GAAP:
Operating revenue	$286.2	$273.7
Operating income	$27.1	$17.9
Net income	$9.5	$1.6
Net income per share	$0.10	$0.02

Non-GAAP:*
EBITDA	$38.7	$31.3
Adjusted operating income	$27.8	$21.6
Adjusted EBITDA	$39.4	$35.0
Adjusted net income	$10.5	$5.2
Adjusted net income per share	$0.11	$0.06
* See attached schedules for reconciliation of third-quarter 2014 and 2013 reported GAAP results to Non-GAAP results. Per-share amounts reflect the weighted average of 92.2 million fully diluted shares outstanding for the 2014 third quarter, compared with 88.8 million fully diluted shares outstanding for the 2013 period.

“Horizon Lines third-quarter adjusted EBITDA increased 12.6% from the same period a year ago, driven primarily by lower claims-related expense, higher volume, and lower fuel and labor costs associated with vessel dry-docking,” said Steve Rubin, President and Chief Executive Officer. “The positive factors driving adjusted EBITDA growth were partially offset by lower container rates and contractual labor and other expense increases.”

“A $12.5 million or 4.6% improvement in operating revenue versus the third quarter of 2013 was generated largely by an 8.9% revenue container volume increase,” Mr. Rubin said. “In addition, we experienced growth in non-transportation services revenue in our Hawaii and Alaska markets. These favorable variances were partially offset by a 5.1% decrease in average revenue per container. The decline in our container rates was primarily due to a shift in cargo mix mainly to include more automobiles and increased competition in our markets.”

Horizon Lines 3rd Quarter 2014	Page 2 of 12

Third-Quarter 2014 Financial Highlights

Volume, Rate & Fuel Cost – Container volume for the 2014 third quarter totaled 64,304 revenue loads, up 8.9% from 59,059 loads for the same period a year ago. The improvement was primarily the result of volume increases in our Hawaii market, where tourism and construction activity helped drive modest growth in the Hawaii economy. In addition, our Hawaii business experienced a significant increase in automobile shipments from the award of a contract to transport personal vehicles for military personnel. Unit revenue per container totaled $4,019 in the 2014 third quarter, compared with $4,236 a year ago. Third-quarter unit revenue per container, net of fuel surcharges, was $3,056, down 6.3% from $3,263 a year ago. Vessel fuel costs averaged $635 per metric ton in the third quarter, 1.1% below the average price of $642 per ton in the same quarter a year ago.

Operating Revenue – Third-quarter operating revenue rose 4.6% to $286.2 million from $273.7 million a year ago. The factors driving the $12.5 million in revenue growth were a $17.1 million volume increase, a $4.5 million rise in non-transportation services revenue, and a $3.8 million increase in fuel surcharge revenue associated with higher volume. These positive items were partially offset by a $12.8 million decrease in revenue container rates.

Operating Income – Operating income for the third quarter totaled $27.1 million, compared with $17.9 million a year ago. 2014 third-quarter operating income includes expenses totaling $0.7 million primarily associated with an agreement reached with the company’s previous CEO upon his resignation and the closure of the Road Raiders third-party logistics business. 2013 third-quarter operating income includes expenses totaling $3.7 million mainly associated with adjustments to the previously recorded impairment of excess equipment and restructuring charges associated with changes to the Puerto Rico service. Excluding these items, third-quarter 2014 adjusted operating income totaled $27.8 million, compared with $21.6 million a year ago. The $6.2 million increase was largely driven by lower claims-related expense, higher volume, lower fuel and labor costs associated with vessel dry-docking, and lower amortization of intangible assets. These positive factors were partially offset by lower container rates and contractual labor rate and other expense increases. (See reconciliation tables for specific line-item amounts.)

EBITDA – EBITDA totaled $38.7 million for the 2014 third quarter, compared with $31.3 million for the same period a year ago. Adjusted EBITDA for the third quarter of 2014 was $39.4 million, an increase of 12.6% from $35.0 million for 2013. EBITDA and adjusted EBITDA for the 2014 and 2013 third quarters were impacted by the same factors affecting operating income. (See reconciliation tables for specific line-item amounts.)

Horizon Lines 3rd Quarter 2014	Page 3 of 12

Net Income – The third-quarter net income from continuing operations totaled $9.5 million, or $0.10 per diluted share, on a weighted average of 92.2 million fully diluted shares outstanding. This compares with a year-ago net income of $1.6 million, or $0.02 per diluted share, on a weighted average of 88.8 million fully diluted shares outstanding. On an adjusted basis, the third-quarter net income from continuing operations totaled $10.5 million, or $0.11 per diluted share, compared with an adjusted net income of $5.2 million, or $0.06 per diluted share, a year ago. Adjusted net results for the 2014 and 2013 third quarters reflect the same items impacting adjusted EBITDA in each period, as well as the exclusion of non-cash accretion of payments associated with certain legal settlements and the tax impact of adjustments. Additionally, adjusted net income for the 2013 third quarter excludes the non-cash accretion of the withdrawal from a multiemployer pension. (See reconciliation tables for specific line-item amounts.)

Nine-Month Results – For the fiscal 2014 nine-month period, operating revenue increased 5.3% to $819.4 million from $777.9 million for the same period in 2013. EBITDA totaled $73.1 million compared with $68.5 million a year ago. Nine-month 2014 adjusted EBITDA totaled $77.5 million, versus $77.9 million for the same period in 2013. The $0.6 million decrease in adjusted EBITDA was primarily due to lower container rates, contractual labor and other expense increases, and higher fuel and labor costs associated with vessel dry-docking, partially offset by higher revenue container volumes and lower claims-related expense. The net loss from continuing operations for the 2014 nine-month period totaled $18.4 million, or $0.45 per share on 40.7 million weighted average shares outstanding, compared with a net loss of $19.3 million, or $0.54 per share on 35.5 million weighted average shares outstanding, for the prior year. The adjusted net loss from continuing operations for the 2014 nine-month period totaled $13.2 million, or $0.32 per share, contrasted with an adjusted net loss from continuing operations of $9.4 million, or $0.27 per share, for the comparable year-ago period. (See reconciliation tables for specific line items excluded from adjusted EBITDA and adjusted net loss.)

Shares Outstanding – The company had a weighted daily average of 41.5 million basic shares outstanding for the third quarter of 2014, and 40.7 million weighted average basic shares outstanding for the first nine months of the year. The company had a weighted daily average of 92.2 million diluted shares outstanding for the third quarter of 2014, and 40.7 million weighted average shares outstanding for the first nine months of the year. In 2013, the company had a weighted daily average of 36.2 million basic shares outstanding for the third quarter, and 35.5 million weighted average basic shares outstanding for the nine-month period. The company had a weighted daily average of 88.8 million diluted shares outstanding for the third quarter of 2013, and 35.5 million weighted average shares outstanding for the first nine months of the year. At October 16, 2014, the equivalent of 91.9 million fully diluted shares of the company’s stock was outstanding, consisting of 39.8 million shares of common stock and warrants convertible into 52.1 million shares of common stock.

Horizon Lines 3rd Quarter 2014	Page 4 of 12

Liquidity & Debt Structure – The company had total liquidity of $80.9 million as of September 21, 2014, consisting of cash of $4.7 million and $76.2 million available under its asset-based loan (ABL) revolving credit facility. Funded debt outstanding totaled $522.9 million, consisting of: $219.4 million of 11.00% first-lien secured notes due October 15, 2016; $197.7 million of 13.00% – 15.00% second-lien secured notes due October 15, 2016, bearing interest at 15.00% being paid in kind with additional second-lien secured notes; a $72.0 million term loan to fund the January 2013 purchase of the company’s Alaska vessels, bearing interest at 10.25% and maturing September 30, 2016; a $20.0 million super-priority term loan, also for purchase of the Alaska vessels, bearing interest at 8.00% and maturing September 30, 2016; $2.0 million of 6.00% convertible notes, due April 15, 2017; and $11.8 million in capital leases. There were no borrowings on the company’s ABL facility, which matures October 5, 2016. The company’s weighted average interest rate for funded debt was 12.4%. Availability under the ABL credit facility is based on a percentage of eligible accounts receivable and customary reserves, with a maximum of $100.0 million of borrowing availability. Letters of credit issued against the ABL facility totaled $11.4 million at September 21, 2014.

Please see attached schedules for the reconciliation of third-quarter 2014 and 2013 reported GAAP results and Non-GAAP adjusted results.

Outlook

We expect 2014 revenue container loads to be above 2013 levels. This projected volume growth takes into consideration the estimated impact of all deployment changes in the Puerto Rico markets.

Overall, container rates are expected to be below 2013 levels due to competitive market conditions and an increase in automobile volume, which generally has lower container rates.

We are experiencing increases in expenses associated with our revenue container volumes, including our vessel payroll costs and benefits, stevedoring, port charges, wharfage, inland transportation costs, and rolling stock costs, among others. Although the number of vessels being dry-docked in 2014 is less than 2013, the costs associated with repositioning vessels and expenses related to spare vessels will slightly exceed 2013 levels. However, the majority of costs associated with repositioning vessels were incurred in the first half of 2014 whereas the costs were more evenly distributed throughout 2013.

We expect 2014 financial results to approximate 2013 results, with 2014 adjusted EBITDA projected between $90.0 million and $95.0 million, compared with $95.2 million in fiscal 2013.

Based on our current level of operations, we believe cash flow from operations and borrowings available under the ABL Facility will be adequate to support our business plans. We expect total liquidity during the remainder of 2014 to range from a low of approximately $64.0 million midway through the fourth quarter, then build to end 2014 at approximately $76.0 million.

Horizon Lines 3rd Quarter 2014	Page 5 of 12

Use of Non-GAAP Measures

Horizon Lines reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). The company also believes that the presentation of certain non-GAAP measures, i.e., EBITDA and results excluding certain expenses and income, provides useful information for the understanding of its ongoing operations and enables investors to focus on period-over-period operating performance without the impact of significant special items. The company further feels these non-GAAP measures enhance the user’s overall understanding of the company’s current financial performance relative to past performance and provide a better baseline for modeling future earnings expectations. Non-GAAP measures are reconciled in the financial tables accompanying this press release. The company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the company’s reported GAAP results.

About Horizon Lines

Horizon Lines, Inc. is one of the nation’s leading domestic ocean shipping companies and the only ocean cargo carrier serving all three noncontiguous domestic markets of Alaska, Hawaii and Puerto Rico from the continental United States. The company owns a fleet of 13 fully Jones Act qualified vessels and operates five port terminals in Alaska, Hawaii and Puerto Rico. A trusted partner for many of the nation’s leading retailers, manufacturers and U.S. government agencies, Horizon Lines provides reliable transportation services that leverage its unique combination of ocean transportation and inland distribution capabilities to deliver goods that are vital to the prosperity of the markets it serves. The company is based in Charlotte, NC, and its stock trades on the over-the-counter market under the symbol HRZL.

Forward Looking Statements

The information contained in this press release should be read in conjunction with our filings made with the Securities and Exchange Commission. This press release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “projects,” “likely,” “will,” “would,” “could” and similar expressions or phrases identify forward-looking statements.

All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.

Horizon Lines 3rd Quarter 2014	Page 6 of 12

Factors that may cause actual results to differ from expected results include: unfavorable economic conditions in the markets we serve, despite general economic improvement elsewhere; our substantial leverage may restrict cash flow and thereby limit our ability to invest in our business; the vessels in our fleet continue to age, and we may not have the resources to replace our vessels; our ability to manage the exhaust gas cleaning systems initiative effectively to deliver the results we hope to achieve; our ability to obtain financing on acceptable terms to pay for the potential vessel repowering project and our ability to manage the vessel repowering project to deliver the results we hope to achieve; volatility in fuel prices; decreases in shipping volumes; our ability to maintain adequate liquidity to operate our business; our ability to refinance our existing indebtedness; our ability to make interest payments on our outstanding indebtedness; work stoppages, strikes and other adverse union actions, including those by workers who perform services for us but are not our employees; government investigations and legal proceedings; suspension or debarment by the federal government; failure to comply with safety and environmental protection and other governmental requirements; failure to comply with the terms of our probation; increased inspection procedures and tighter import and export controls; repeal or substantial amendment of the coastwise laws of the United States, also known as the Jones Act; the start-up of any additional Jones-Act competitors; catastrophic losses and other liabilities; failure to comply with the various ownership, citizenship, crewing, and build requirements dictated by the Jones Act; the arrest of our vessels by maritime claimants; severe weather and natural disasters; or unexpected substantial dry-docking or repair costs for our vessels.

In light of these risks and uncertainties, expected results or other anticipated events or circumstances discussed in this press release (including the exhibits hereto) might not occur. We undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statements, even if experience or future developments make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.

See the section entitled “Risk Factors” in our Form 10-K for the fiscal year ended December 22, 2013, as filed with the SEC for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. Those factors and the other risk factors described therein are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

(tables follow)

Horizon Lines 3rd Quarter 2014	Page 7 of 12

Horizon Lines, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except per share data)

	September 21,	December 22,
	2014	2013
Assets
Current assets
Cash	$4,665	$5,236
Accounts receivable, net of allowance	122,176	100,460
Materials and supplies	24,319	23,369
Deferred tax asset	1,140	1,140
Other current assets	12,283	8,915

Total current assets	164,583	139,120
Property and equipment, net	218,167	226,838
Goodwill	198,793	198,793
Intangible assets, net	27,201	35,154
Other long-term assets	19,570	24,702

Total assets	$628,314	$624,607

Liabilities and Stockholders’ Deficiency
Current liabilities
Accounts payable	$48,634	$49,897
Current portion of long-term debt	14,188	11,473
Other accrued liabilities	87,050	77,406

Total current liabilities	149,872	138,776
Long-term debt	518,903	504,845
Deferred tax liability	1,579	1,391
Other long-term liabilities	20,174	23,387

Total liabilities	690,528	668,399

Stockholders’ deficiency
Preferred stock, $.01 par value, 30,500 shares authorized; no shares issued or outstanding	-	-
Common stock, $.01 par value, 150,000 shares authorized, 39,816 and 38,885 shares issued and outstanding as of September 21, 2014 and December 22, 2013, respectively	1,008	999
Additional paid in capital	383,770	384,076
Accumulated deficit	(448,225)	(429,894)
Accumulated other comprehensive income	1,233	1,027

Total stockholders’ deficiency	(62,214)	(43,792)

Total liabilities and stockholders’ deficiency	$628,314	$624,607

Horizon Lines 3rd Quarter 2014	Page 8 of 12

Horizon Lines, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Quarters Ended		Nine Months Ended
	September 21,	September 22,	September 21,	September 22,
	2014	2013	2014	2013
Operating revenue	$286,214	$273,663	$819,387	$777,938
Operating expense:
Vessel	69,702	72,205	220,441	221,627
Marine	57,704	53,435	169,653	153,386
Inland	50,000	48,425	146,721	135,447
Land	41,115	36,054	119,414	107,688
Rolling stock rent	10,106	9,940	29,563	29,511

Cost of services (excluding depreciation expense)	228,627	220,059	685,792	647,659
Depreciation and amortization	7,190	9,216	24,231	28,366
Amortization of vessel dry-docking	4,418	4,221	13,965	10,430
Selling, general and administrative	19,019	18,853	59,402	56,691
Restructuring charge	299	1,042	304	6,294
Impairment charge	-	2,619	-	2,637
Legal settlements	-	-	995	-
Miscellaneous income, net	(396)	(265)	(77)	(3,738)

Total operating expense	259,157	255,745	784,612	748,339
Operating income	27,057	17,918	34,775	29,599
Other expense:
Interest expense, net	17,627	17,015	52,915	49,649
Other income, net	2	29	(106)	(125)

Income (loss) from continuing operations before income taxes	9,428	874	(18,034)	(19,925)
Income tax (benefit) expense	(91)	(729)	326	(603)

Net income (loss) from continuing operations	9,519	1,603	(18,360)	(19,322)
Net (loss) income from discontinued operations	(2)	2,477	29	1,548

Net income (loss)	$9,517	$4,080	$(18,331)	$(17,774)

Basic net income (loss) per share:
Continuing operations	$0.23	$0.04	$(0.45)	$(0.54)
Discontinued operations	-	0.07	-	0.04

Basic net income (loss) per share	$0.23	$0.11	$(0.45)	$(0.50)

Diluted net income (loss) per share:
Continuing operations	$0.10	$0.02	$(0.45)	$(0.54)
Discontinued operations	-	0.03	-	0.04

Diluted net income (loss) per share	$0.10	$0.05	$(0.45)	$(0.50)

Number of weighted average shares used in calculations:
Basic	41,501	36,215	40,740	35,521
Diluted	92,200	88,803	40,740	35,521

Horizon Lines 3rd Quarter 2014	Page 9 of 12

Horizon Lines, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Nine Months Ended
	September 21,	September 22,
	2014	2013
Cash flows from operating activities:
Net loss from continuing operations	$(18,360)	$(19,322)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	18,817	18,472
Amortization of other intangible assets	5,414	9,894
Amortization of vessel dry-docking	13,965	10,430
Amortization of deferred financing costs	2,539	2,419
Gain on conversion of debt	-	(5)
Restructuring charge	304	6,294
Impairment charge	-	2,637
Gain on change in value of debt conversion features	(116)	(136)
Deferred income taxes	54	(418)
Gain on equipment disposals	(737)	(4,369)
Stock-based compensation	321	2,336
Payment-in-kind interest expense	21,505	18,815
Interest accretion	1,585	1,865
Changes in operating assets and liabilities:
Accounts receivable	(21,719)	(10,770)
Materials and supplies	(951)	4,321
Other current assets	(3,452)	1,726
Accounts payable	(1,260)	(3,925)
Accrued liabilities	12,434	6,017
Vessel rent	-	(777)
Vessel dry-docking payments	(11,098)	(12,284)
Legal settlement payments	(4,613)	(6,500)
Other assets/liabilities	107	(139)

Other assets/liabilities
Net cash provided by operating activities from continuing operations	14,739	26,581
Net cash (used in) provided by operating activities from discontinued operations	(81)	2,431

Cash flows from investing activities:
Purchases of property and equipment	(9,583)	(106,417)
Proceeds from the sale of property and equipment	2,186	7,929

Net cash used in investing activities from continuing operations	(7,397)	(98,488)

Cash flows from financing activities:
Issuance of debt	-	95,000
Payments under ABL facility	(73,150)	(58,000)
Borrowings under ABL facility	73,150	15,500
Payments of financing costs	(11)	(5,637)
Payments on long-term debt	(4,875)	(1,125)
Payments on capital lease obligations	(2,946)	(1,748)

Net cash (used in) provided by financing activities	(7,832)	43,990

Net decrease in cash from continuing operations	(490)	(27,917)
Net (decrease) increase in cash from discontinued operations	(81)	2,431

Net decrease in cash	(571)	(25,486)
Cash at beginning of period	5,236	27,839

Cash at end of period	$4,665	$2,353

Horizon Lines 3rd Quarter 2014	Page 10 of 12

Horizon Lines, Inc.

Adjusted Operating Income Reconciliation

(in thousands)

	Quarter Ended September 21, 2014	Quarter Ended September 22, 2013	Nine Months Ended September 21, 2014	Nine Months Ended September 22, 2013
Operating Income	$27,057	$17,918	$34,775	$29,599

Adjustments:
Union/Other Severance	358	9	1,610	327
Antitrust and False Claims Legal Expenses	36	18	1,594	266
Legal Settlement	-	-	995	-
Impairment Charge	-	2,619	-	2,637
Restructuring Charge	299	1,042	304	6,294

Total Adjustments	693	3,688	4,503	9,524

Adjusted Operating Income	$27,750	$21,606	$39,278	$39,123

Horizon Lines, Inc.

Adjusted Net Income (Loss) Reconciliation

(in thousands)

	Quarter Ended September 21, 2014	Quarter Ended September 22, 2013	Nine Months Ended September 21, 2014	Nine Months Ended September 22, 2013
Net Income (Loss)	$9,517	$4,080	$(18,331)	$(17,774)
Net (Loss) Income from Discontinued Operations	(2)	2,477	29	1,548

Net Income (Loss) from Continuing Operations	9,519	1,603	(18,360)	(19,322)

Adjustments:
Union/Other Severance	358	9	1,610	327
Antitrust and False Claims Legal Expenses	36	18	1,594	266
Accretion of Legal Settlements	211	240	710	744
Legal Settlement	-	-	995	-
Impairment Charge	-	2,619	-	2,637
Restructuring Charge	299	1,042	304	6,294
Accretion of Estimated Multi-employer Pension Plan Withdrawal Liability	-	222	-	379
Loss (Gain) on Change in Value of Debt Conversion Features	1	23	(116)	(136)
Gain on Conversion of Debt	-	-	-	(5)
Tax Impact of Adjustments	102	(600)	38	(599)

Total Adjustments	1,007	3,573	5,135	9,907

Adjusted Net Income (Loss) from Continuing Operations	$10,526	$5,176	$(13,225)	$(9,415)

Horizon Lines 3rd Quarter 2014	Page 11 of 12

Horizon Lines, Inc.

Adjusted Net Income (Loss) Per Share Reconciliation

	Quarter Ended September 21, 2014	Quarter Ended September 22, 2013	Nine Months Ended September 21, 2014	Nine Months Ended September 22, 2013
Net Income (Loss) Per Share	$0.10	$0.05	$(0.45)	$(0.50)
Net Income Per Share from Discontinued Operations	-	0.03	-	0.04

Net Income (Loss) Per Share from Continuing Operations	0.10	0.02	(0.45)	(0.54)

Adjustments Per Share:
Union/Other Severance	0.01	-	0.04	0.01
Antitrust and False Claims Legal Expenses	-	-	0.04	-
Accretion of Legal Settlements	-	-	0.02	0.02
Legal Settlements	-	-	0.02	-
Impairment	-	0.03		0.07
Restructuring Charge	-	0.01	0.01	0.18
Accretion of Estimated Multi-employer Pension Plan Withdrawal Liability	-	-	-	0.01
Tax impact of adjustments	-	-	-	(0.02)

Total Adjustments	0.01	0.04	0.13	0.27

Adjusted Net Income (Loss) Per Share from Continuing Operations	$0.11	$0.06	$(0.32)	$(0.27)

Horizon Lines, Inc.

EBITDA and Adjusted EBITDA Reconciliation

(in thousands)

	Quarter Ended September 21, 2014	Quarter Ended September 22, 2013	Nine Months Ended September 21, 2014	Nine Months Ended September 22, 2013
Net Income (Loss)	$9,517	$4,080	$(18,331)	$(17,774)
Net (Loss) Income from Discontinued Operations	(2)	2,477	29	1,548

Net Income (Loss) from Continuing Operations	9,519	1,603	(18,360)	(19,322)

Interest Expense, Net	17,627	17,015	52,915	49,649
Tax (Benefit) Expense	(91)	(729)	326	(603)
Depreciation and Amortization	11,608	13,437	38,196	38,796

EBITDA	38,663	31,326	73,077	68,520
Union/Other Severance	358	9	1,610	327
Antitrust and False Claims Legal Expenses	36	18	1,594	266
Legal Settlement	-	-	995	-
Impairment Charge	-	2,619	-	2,637
Restructuring Charge	299	1,042	304	6,294
Gain on Change in Value of Debt Conversion Features	1	23	(116)	(136)
Gain on Conversion of Debt	-	-	-	(5)

Adjusted EBITDA	$39,357	$35,037	$77,464	$77,903

Note:  EBITDA is defined as net income (loss) plus net interest expense, income taxes, depreciation and amortization. We believe that EBITDA is a meaningful measure for investors as (i) EBITDA is a component of the measure used by our board of directors and management team to evaluate our operating performance and (ii) EBITDA is a measure used by our management to facilitate internal comparisons to competitors’ results and the marine container shipping and logistics industry in general. Adjusted EBITDA excludes certain charges in order to evaluate our operating performance, and when determining the payment of discretionary bonuses.

Horizon Lines 3rd Quarter 2014	Page 12 of 12

Horizon Lines, Inc.

2014 Projected EBITDA and Adjusted EBITDA Reconciliation

(in thousands)

2014
Net Loss from Continuing Operations	$(35,843) - (30,843)
Interest Expense, Net	70,920
Income Taxes	480
Depreciation and Amortization	49,700

EBITDA	85,257 - 90,257
Antitrust and False Claims Legal Expenses	1,800
Severance	1,610
Legal Settlements	995
Restructuring	304
Impairment Charges	150
Gain on Change in Value of Debt Conversion Features	(116)

Adjusted EBITDA	$90,000 - 95,000

# # #